Filed Pursuant to Rule 424(b)(3)
Registration No. 333-104373

September 26, 2003

Prospectus Supplement No. 1
To Reoffer Prospectus Dated April 7, 2003

of

HEARTLAND OIL AND GAS CORP.

Relating to

2001 Officer, Director, Employee, Consultant and Advisor Stock Compensation Plan

This prospectus supplement supplements our reoffer prospectus dated April 7, 2003 relating to the sale by certain of our stockholders of up to an aggregate of 500,000 shares of our common stock which may be issued pursuant to our 2001 Officer, Director, Employee, Consultant and Advisor Stock Compensation Plan. You should read this supplement in conjunction with the prospectus. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement supersedes the information contained in the prospectus.

SELLING STOCKHOLDERS

The following table identifies the selling stockholders and indicates (i) the nature of any material relationship that such selling stockholder has had with us for the past three years, (ii) the number of shares held by the selling stockholders, (iii) the amount to be offered for each of the selling stockholder's account, and (iv) the number of shares and percentage of outstanding shares of the common shares in our capital to be owned by each selling stockholder after the sale of the shares offered by them pursuant to this offering. The selling stockholders are not obligated to sell the shares offered in the reoffer prospectus and may choose not to sell any of the shares or only a part of the shares. United States Securities and Exchange Commission rules require that we assume that the selling stockholders sell all of the shares offered with the prospectus.

The following table supersedes and replaces the table of selling stockholders, and the related footnotes, contained on page 13 of the prospectus.

Selling Stockholder	Number of Shares Beneficially Owned(1)	Number of Shares Subject to Options(2)	Shares Being Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding (3)
				Number of Shares	Percent of Class
Robert Knight(4)	200,000(5)	150,000(6)	150,000(6)	200,000	0.82%
Chris Schultze(7)	0	50,000(6)	50,000(6)	50,000	0.21%

(1) Represents shares owned beneficially by each of the named selling stockholders. This figure includes shares that may be acquired under unexercised stock options which are exercisable as of, or within 60 days of, the date of this reoffer prospectus, other than those stock options which have been granted under the 2001 Officer, Director, Employee, Consultant and Advisor Stock Compensation Plan.

(2) Represents shares of our common stock underlying options granted to each of the named selling stockholders under the 2001 Officer, Director, Employee, Consultant and Advisor Stock Compensation Plan, whether or not exercisable as of, or within 60 days of, the date of this reoffer prospectus.

(3) Based on 24,268,320 shares of our common stock outstanding as of September 22, 2003. It is assumed that all of the shares of common stock offered pursuant to this reoffer prospectus will be sold.

(4) Mr. Knight is currently the Secretary, Treasurer and a Director of our company and has held this position since July 9, 1998. Mr. Knight was also the President of our company from July 9, 1998 to September 17, 2002.

(5) 50,000 of these shares are held by Knight Financial Ltd., a company wholly owned by Robert Knight.

(6) Represents shares of our common stock underlying options issued under the 2001 Officer, Director, Employee, Consultant and Advisor Stock Compensation Plan.

(7) Mr. Schultz is an employee of our company.